Exhibit 99.1

October 22, 2014

StanCorp Financial Group, Inc. Reports Third Quarter 2014 Earnings

PORTLAND, Ore. — October 22, 2014 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $71.1 million, or $1.65 per diluted share for the third quarter of 2014, compared to $59.0 million, or $1.32 per diluted share, for the third quarter of 2013. After-tax net capital losses were $3.4 million for the third quarter of 2014, compared to $5.5 million for the third quarter of 2013.

Net income excluding after-tax net capital losses was $1.73 per diluted share for the third quarter of 2014, compared to $1.45 per diluted share for the third quarter of 2013 (see discussion of non-GAAP financial measures below). The increase in net income was primarily due to more favorable claims experience in Employee Benefits and Individual Disability for the third quarter of 2014, partially offset by lower net investment income.

“Each of our businesses reported excellent results for the third quarter of 2014, which included a very favorable benefit ratio for Employee Benefits and strong earnings in our Asset Management segment,” said Greg Ness, chairman, president and chief executive officer. “We are very pleased with the performance of our businesses, while recognizing that from quarter to quarter we will experience both positive and negative claim fluctuations.”

Year-to-Date

Net income was $163.1 million, or $3.73 per diluted share for the first nine months of 2014, compared to $163.5 million, or $3.67 per diluted share, for the first nine months of 2013. After-tax net capital losses were $4.4 million for the first nine months of 2014, compared to $8.1 million for the first nine months of 2013.

Net income excluding after-tax net capital losses for the first nine months of 2014 was $3.83 per diluted share, compared to $3.85 per diluted share for the first nine months of 2013. The decrease was primarily due to lower operating expenses for the first nine months of 2013, which included savings due to an amendment of the Company’s postretirement medical plan of $20.6 million, or $0.30 per diluted share, in the first half of 2013 that did not recur in 2014.

Business Segments

Insurance Services

Employee Benefits

Employee Benefits reported income before income taxes of $76.9 million for the third quarter of 2014, compared to $68.6 million for the third quarter of 2013. The increase was primarily due to more favorable claims experience, partially offset by lower premiums and lower net investment income.

Employee Benefits premiums decreased 4.4% from $474.7 million for the third quarter of 2013 to $453.9 million for the third quarter of 2014. The decrease was primarily due to higher experience rated refunds (“ERRs”) and lower Employee Benefits sales in the first half of 2014 compared to prior periods. ERRs decreased premiums by $10.3 million and $3.2 million for the third quarter of 2014 and 2013, respectively. Excluding the effects of ERRs, premiums decreased 2.9% for the third quarter of 2014 compared to the third quarter of 2013.

Employee Benefits annualized new sales were $52.8 million for the third quarter of 2014, compared to $29.7 million for the third quarter of 2013. The increase reflected increased proposal activity, which management believes was due to employers being less distracted by economic and federal health care reform issues.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 70.9% for the third quarter of 2014, compared to 75.1% for the third quarter of 2013. The decrease in the benefit ratio for the third quarter of 2014 was primarily due to more favorable claims experience in the Company’s group life and group disability businesses for the third quarter of 2014. The benefit ratio can fluctuate widely from quarter to quarter and has historically been lower in the second half of the year.

The discount rate used for newly established, long term disability claim reserves was 4.00% for the third quarter of 2014, compared to 3.75% for the third quarter of 2013. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate was 4.41% for the third quarter of 2014, compared to 4.23% for the third quarter of 2013. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 56 basis points for the third quarter of 2014, compared to 54 basis points for the third quarter of 2013.

Individual Disability

Individual Disability reported income before income taxes of $12.4 million for the third quarter of 2014, compared to $9.7 million for the third quarter of 2013. The increase was primarily due to more favorable claims experience.

Individual Disability premiums were $50.3 million for the third quarter of 2014, compared to $48.3 million for the third quarter of 2013.

The benefit ratio for Individual Disability was 67.8% for the third quarter of 2014, compared to 72.9% for the third quarter of 2013. Due to the relatively small size of the Individual Disability business, the benefit ratio generally fluctuates more on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $20.8 million for the third quarter of 2014, compared to $21.9 million for the third quarter of 2013.

Assets under administration, which include assets related to retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 9.2% to $25.97 billion at September 30, 2014, from $23.79 billion at September 30, 2013, primarily reflecting higher equity values for retirement plan assets under administration.

Commercial mortgage loan originations were $303.5 million for the third quarter of 2014, compared to $414.1 million for the third quarter of 2013. The decrease reflected increased competition in the mortgage origination market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $13.2 million for the third quarter of 2014, compared to $18.4 million for the third quarter of 2013. Net capital losses were $5.2 million for the third quarter of 2014, compared to $8.7 million for the third quarter of 2013. The loss before income taxes excluding net capital losses was $8.0 million for the third quarter of 2014, compared to $9.7 million for the third quarter of 2013, reflecting lower interest expense as a result of debt repurchased earlier in the year.

Cash and Investments

At September 30, 2014, the Company’s total cash and investments consisted of 56.4% fixed maturity securities, 39.3% commercial mortgage loans, 2.4% other invested assets and real estate, and 1.9% cash and cash equivalents. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at September 30, 2014.

At September 30, 2014, commercial mortgage loans in the Company’s investment portfolio totaled $5.34 billion on approximately 6,500 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.19% of the portfolio balance at September 30, 2014, compared to 0.35% at September 30, 2013.

Book Value

The Company’s book value per share increased 10.9% from $48.12 at September 30, 2013 to $53.38 at September 30, 2014. Accumulated other comprehensive income (“AOCI”) increased $67.0 million from $121.7 million at September 30, 2013 to $188.7 million at September 30, 2014, primarily due to an increase in net unrealized gains in the Company’s fixed maturity securities portfolio related to lower market interest rates. The Company’s book value per share excluding AOCI increased 7.9% from $45.36 at September 30, 2013 to $48.94 at September 30, 2014 (see discussion of non-GAAP financial measures below).

Capital Management

The Company deployed approximately $166 million of capital through the repurchase of shares and debt for the first nine months of 2014.

Share Repurchases

For the third quarter of 2014, the Company repurchased 530,898 shares at a total cost of $33.2 million, which reflects a volume weighted-average price per share of $62.45.

For the first nine months of 2014, the Company repurchased 1,936,976 shares at a total cost of $119.1 million, which reflects a volume weighted-average price per share of $61.48.

At September 30, 2014, the Company had approximately 2.4 million shares remaining under its share repurchase authorization. Diluted weighted-average shares outstanding were 43,184,170 for the third quarter of 2014, compared to 44,610,358 for the third quarter of 2013.

Debt Repurchase

In the first quarter of 2014, the Company repurchased $47.1 million of its 6.90% junior subordinated debentures (“Subordinated Debt”), which matures on June 1, 2067 and is non-callable prior to June 1, 2017. The Company had $252.9 million of Subordinated Debt outstanding at September 30, 2014.

Available Capital

The Company’s available capital was approximately $515 million at September 30, 2014, a $15 million increase from June 30, 2014. The income from its insurance subsidiaries and capital generated from real estate sales for the third quarter of 2014 were offset by share repurchases and an allocation for expected annual interest and shareholder dividends. Available capital includes capital at its insurance subsidiaries in excess of the

Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 435% at September 30, 2014. In the third quarter, the Company transferred its group life reinsurance from an external party to a wholly-owned subsidiary. The result of this transaction did not change the Company’s available capital position, but it did increase the RBC ratio at its insurance subsidiaries by approximately 25%.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 23, 2014, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter 2014 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 12, 2014.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 13590114. The telephone replay will be available through October 31, 2014.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, business plans, strategies, objectives, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements including annual guidance, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios, including the ability to pledge collateral as required.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level.

•	Changes in accounting standards, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Premiums:
Insurance Services	$504.2	$523.0	$1,527.9	$1,589.9
Asset Management	3.1	1.4	8.7	5.8

Total premiums	507.3	524.4	1,536.6	1,595.7

Administrative fees:
Insurance Services	3.8	3.9	12.3	10.9
Asset Management	33.9	31.3	99.2	92.7
Other	(4.9)	(4.7)	(14.5)	(14.0)

Total administrative fees	32.8	30.5	97.0	89.6

Net investment income:
Insurance Services	73.7	79.0	224.3	240.9
Asset Management	69.4	73.4	211.1	217.4
Other	4.0	3.4	12.1	10.8

Total net investment income	147.1	155.8	447.5	469.1

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.3)	(0.4)	(0.4)	(1.0)
All other net capital losses	(4.9)	(8.3)	(6.4)	(11.9)

Total net capital losses	(5.2)	(8.7)	(6.8)	(12.9)

Total revenues	682.0	702.0	2,074.3	2,141.5

Benefits and expenses:
Benefits to policyholders	360.8	395.0	1,188.1	1,260.9
Interest credited	38.7	43.9	122.8	130.8
Operating expenses	119.9	114.8	348.3	324.3
Commissions and bonuses	53.2	51.9	154.7	156.5
Premium taxes	7.5	9.1	24.7	27.7
Interest expense	7.8	8.6	24.1	25.7
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(2.8)	(3.1)	(2.0)	(5.0)

Total benefits and expenses	585.1	620.2	1,860.7	1,920.9

Income (loss) before income taxes:
Insurance Services	89.3	78.3	185.7	188.5
Asset Management	20.8	21.9	59.2	59.8
Other	(13.2)	(18.4)	(31.3)	(27.7)

Total income before income taxes	96.9	81.8	213.6	220.6
Income taxes	25.8	22.8	50.5	57.1

Net income	$71.1	$59.0	$163.1	$163.5

Net income per common share:
Basic	$1.66	$1.33	$3.76	$3.69
Diluted	1.65	1.32	3.73	3.67
Weighted-average common shares outstanding:
Basic	42,777,337	44,271,160	43,324,269	44,307,863
Diluted	43,184,170	44,610,358	43,736,832	44,514,600

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30, 2014	December 31, 2013
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,268.4 and $6,811.9)	$7,654.6	$7,120.5
Commercial mortgage loans, net	5,342.6	5,405.1
Real estate, net	44.3	65.7
Other invested assets	284.8	196.5

Total investments	13,326.3	12,787.8
Cash and cash equivalents	263.3	379.3
Premiums and other receivables	132.0	118.2
Accrued investment income	108.1	106.8
Amounts recoverable from reinsurers	987.4	988.1
Deferred acquisition costs, value of business acquired and other intangible assets, net	376.2	371.3
Goodwill	36.0	36.0
Property and equipment, net	82.6	84.7
Other assets	94.9	127.9
Separate account assets	7,031.9	6,393.2

Total assets	$22,438.7	$21,393.3

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,818.0	$5,846.9
Other policyholder funds	6,372.2	6,051.6
Deferred tax liabilities, net	91.5	64.7
Short-term debt	1.2	1.5
Long-term debt	503.7	551.9
Other liabilities	352.9	330.7
Separate account liabilities	7,031.9	6,393.2

Total liabilities	20,171.4	19,240.5

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 42,475,479 and 44,126,389 shares issued and outstanding at September 30, 2014 and December 31, 2013,	—	68.0
Accumulated other comprehensive income	188.7	134.7
Retained earnings	2,078.6	1,950.1

Total shareholders’ equity	2,267.3	2,152.8

Total liabilities and shareholders’ equity	$22,438.7	$21,393.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	62.1%	65.5%	68.2%	69.6%
Individual Disability	53.9	57.1	53.0	51.7
% of total premiums:
Employee Benefits (including interest credited)	70.9%	75.1%	78.0%	79.8%
Individual Disability	67.8	72.9	67.1	66.1

Reconciliation of non-GAAP financial measures:
Net income	$71.1	$59.0	$163.1	$163.5
After-tax net capital losses	(3.4)	(5.5)	(4.4)	(8.1)

Net income excluding after-tax net capital losses	$74.5	$64.5	$167.5	$171.6

Net capital losses	$(5.2)	$(8.7)	$(6.8)	$(12.9)
Tax benefit on net capital losses	(1.8)	(3.2)	(2.4)	(4.8)

After-tax net capital losses	$(3.4)	$(5.5)	$(4.4)	$(8.1)

Net income per diluted common share:
Net income	$1.65	$1.32	$3.73	$3.67
After-tax net capital losses	(0.08)	(0.13)	(0.10)	(0.18)

Net income excluding after-tax net capital losses	$1.73	$1.45	$3.83	$3.85

Shareholders’ equity			$2,267.3	$2,117.2
Accumulated other comprehensive income			188.7	121.7

Shareholders’ equity excluding accumulated other comprehensive income			$2,078.6	$1,995.5

Net income return on average equity			9.8%	10.2%
Net income return on average equity (excluding accumulated other comprehensive income)			10.6	11.3
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			10.9	11.9

Statutory data - insurance subsidiaries:*
Net gain from operations before federal income taxes and realized capital gains (losses)	$108.9	$87.0	$207.8	$182.3
Net gain from operations after federal income taxes and before realized capital gains (losses)	80.9	56.1	162.2	122.8

			September 30,	December 31,
			2014	2013

Capital and surplus			$1,188.8	$1,359.0
Asset valuation reserve			131.7	127.5

*	Statutory data represents Standard Insurance Company and The Standard Life Insurance Company of New York